Filed Pursuant to Rule 433
Registration No: 333-134553

FINAL TERMS AND CONDITIONS

LEHMAN BROTHERS HOLDINGS INC.

Lehman Notes, Series D

Issuer:	Lehman Brothers Holdings Inc.
Ratings:	Moody’s: A1
S&P: A+
Fitch: AA–
Principal Amount:	$7,593,000
Coupon:	6.80%
Yield:	6.80%
Issue Price:	100% of principal amount
Stated Maturity Date:	September 7th, 2032, subject to the Call Date.
Call Date:

The Notes may be redeemed prior to the Stated Maturity Date at the option of Lehman Brothers Holdings Inc. in whole or in part at a price equal to 100% of the principal amount being redeemed, semi-annually on each March 7th or September 7th commencing on or after September 7th, 2012. Notice of redemption will be given not more than 60 nor less than 30 days prior to the Call Date.

Interest Payment Dates:	Semi-annually on each March 7th and September 7th, commencing on March 7th, 2008 and ending on the Stated Maturity Date subject to the Call Date.
Survivor’s Option:	Yes
Trade Date:	August 30th, 2007
Settlement Date:	September 5th, 2007
CUSIP:	52519FES6
Dealers:	Lehman Brothers Inc. (Joint Lead Agent)
Incapital LLC (Joint Lead Agent)
A.G. Edwards & Sons, Inc.
Banc of America Securities LLC
Charles Schwab & Co., Inc.
Citi

FINAL TERMS AND CONDITIONS

Edward D. Jones & Co., L.P.
Fidelity Capital Markets
Morgan Stanley
Raymond James
RBC Capital Markets
UBS Investment Bank
Siebert Capital Markets
Wachovia Securities LLC

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-800-392-5000 or Incapital LLC by calling 1-800-289-6689.